ATTACHMENT 77G

For the period ending:  03/31/02

File number:  811-05009

DEFAULTS & ARREARS ON SENIOR SECURITIES

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
1) El Paso County, Colorado The Powers Boulevard/Drennan Road Local Improvement District 1985-2
        In default:  Interest
        Nature of Default: District did not make full interest payment. Date of Default: September 2000
        Default per $1,000 face:  $ 90,000

2)      El Paso County, Colorado Pheasant Run Local Improvement District
        1986-2
        In default:  Interest
        Nature of Default: District did not make timely interest payment. Date of Default: March, 1994
        Default per $1,000 face:  $ 50,588

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